EXHIBIT 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

October 24, 2023

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of America Great Health (the Company) and issued financial statements for the years ended June 30, 2023 and 2022, and the subsequent reviews for the fiscal year 2023. On October 22, 2023, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 24, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado
PCAOB # 6778
October 24, 2023

blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

P a g e | 1